Exh. 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Protagenic Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.000001 per share, reserved for issuance pursuant to the 2016 Equity Compensation Plan	457 (c) and (h)	737,040	(2)	$0.85	(3)	$626,484.00	$92.70 per $1,000,000	$58.05
Total Offering Amounts							$626,484.00		$58.05
Total Fee Offset									$-
Net Fee Due									$58.05

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), that become issuable under the Registrant’s 2016 Equity Compensation Plan (the “2016 Plan”) by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Reflects (a) an automatic increase of 564,278 shares of Common Stock on January 1, 2019, which were never previously registered and (b) an automatic increase of 172,762 shares of C on January 1, 2022, each of which automatic increases were provided for in the 2016 Plan.

(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $0.90 (high) and $0.80 (low) sale price of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on March 7, 2022, which date is within five business days prior to filing this Registration Statement.